EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-192418 on Form S-8 of our report dated February 24, 2015, relating to the consolidated financial statements of zulily, inc. and subsidiaries appearing in this Annual Report on Form 10-K of zulily, inc. for the year ended December 28, 2014.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 24, 2015